Exhibit 99.1

TOREADOR ANNOUNCES FISCAL YEAR AND FOURTH QUARTER 2006 EARNINGS AND PROVIDES OPERATIONAL UPDATE

•	Revenue increased by 30% and EBITDAX* increased by 34% year-on-year
•	Operating income and Income available to common shares are down primarily on non-cash expenses and increased activity
•	Two new gas discoveries offshore Turkey in the Black Sea
•	French exploration well is a dry hole
•	Production guidance provided for 2007

DALLAS, TEXAS – (March 13, 2007) – Toreador Resources Corporation (NASDAQ: TRGL) today announced full year and fourth quarter 2006 financial results, and provided an operational update.

FISCAL YEAR 2006 RESULTS

Financial results for year ended December 31, 2006 include year-on-year growth of 30% in revenue to $40.4 million on increased production and higher realized prices. Operating income for fiscal year 2006 decreased 15% to $5.3 million compared to operating income in fiscal year 2005 primarily due to increased exploration and development activity as well as non-cash expenses. Increases in 2006 expenses compared to 2005 expenses include: (1) a $2.7 million increase in lease operating expenses due to higher operating expense in France and startup of Romanian production; (2) a $1.0 million increase in exploration expenses due to activities in Hungary and Romania; (3) $1.4 million more in dry hole expense; (4) $2.3 million more in

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depreciation, depletion and amortization; and (5) a $2.3 million increase in expensing of stock compensation. Income available to common shares decreased by 77% to $2.3 million, or $0.15 per diluted share, primarily due to foreign exchange losses of $1.6 million (compared to a $2.4 million gain in 2005) and a tax provision for $1.2 million due to U.S. net operating loss carryforwards that are unlikely to be utilized in the future.

For the twelve months of 2006, Toreador’s oil and gas production was approximately 741 thousand barrels of oil equivalent (MBOE) compared to 624 MBOE for the twelve months of 2005. The average realized price in 2006 was $53.96 per barrel of oil equivalent (BOE) compared to $49.86 per BOE for in 2005. The average realized price of oil for the twelve months of 2006 was $60.90 compared to $50.17 for the twelve months of 2005. The average realized price of natural gas for the year ended December 31, 2006 was $4.96 per thousand cubic feet (MCF) compared to $7.56 per MCF for the twelve months ended December 31, 2005.

FOURTH QUARTER RESULTS

Toreador recorded an operating loss in the fourth quarter of 2006 of $3.9 million, compared to operating income of $1.4 million in the same period last year. Although revenue increased to $9.6 million for the three months ended December 31, 2006 compared to $8.5 million for the same period last year, the following items contributed to the operating loss in the fourth quarter of 2006: (1) an increase of $2.5 million in dry hole expense; (2) an increase of $1.1 million in lease operating costs; (3) $500,000 in audit services expense associated with the restatements of prior periods; (4) a $700,000 increase in depreciation, depletion and amortization; and (5) an increase of approximately $600,000 in stock compensation expense.

For the three months ended December 31, 2006, the company reported a loss available to common shares of $7.7 million, or $0.50 per diluted share, compared to income available to common shares of $5.3 million in the fourth quarter of 2005, or $0.35 per diluted share. In addition to the increases in operating expense, a non-cash foreign exchange loss of approximately $3.4 million was recorded in the fourth quarter of 2006 (compared to a $2.2 million gain in the fourth quarter of 2005). Diluted weighted average shares outstanding in the fourth quarter of

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2006 were 16.1 million, compared to 16.8 million diluted weighted average shares outstanding in the fourth quarter of 2005.

For the fourth quarter of 2006, Toreador reported earnings before interest, taxes, depreciation, amortization and exploration expense (EBITDAX)* of $5.0 million compared to $5.3 million for the same period last year.

In the fourth quarter of 2006, Toreador’s oil and natural gas production was approximately 206 MBOE compared to 163 MBOE during the same period last year. The average realized price on a BOE basis in the fourth quarter of 2006 was $45.94 per BOE compared to $52.92 per BOE in the fourth quarter of 2005. The average realized price of oil in the fourth quarter of 2006 was $56.06 per barrel compared to $53.04 per barrel in the fourth quarter of 2005. The average realized price of natural gas in the quarter ended December 31, 2006 was $4.50 per MCF, compared to $8.73 per MCF for the same period last year.

OPERATIONAL UPDATE

Offshore Turkey in the Black Sea, Guluc-1 and Alapli-1 wells discover gas

Two new gas discoveries were announced by Toreador and its joint venture partners, TPAO (the Turkish national oil company) and Stratic Energy Corporation, offshore Turkey in the Black Sea. The Guluc-1 well, operated by Toreador in the South Akcakoca Sub-basin (SASB) project area, flowed approximately 17 million cubic feet of gas per day through a 48/64-inch choke at a flowing pressure of approximately 1,180 psi. The test came from the commingled flow from approximately 37.5 meters of perforations in six zones between 1,226 and 1,453 meters true vertical depth in the same Eocene-age Kusuri formation as in the other wells in the SASB. The Guluc-1 was drilled in a fault-separated prospect along the same trend as the Akcakoca-3 and -4 wells in the deeper waters of the SASB project area. The Atwood “Southern Cross” semi-submersible rig, which drilled the Akcakoca-3, -4 and Guluc-1 wells has been released to work for another operator offshore Bulgaria.

The second discovery is the Alapli-1 well, operated by TPAO and located to the northeast of the Akkaya Field in an area just outside and adjacent to the SASB project area. The well tested approximately 6.8 million cubic feet of gas per day through a 32/64-inch choke at a flowing pressure of 1,064 psi. Approximately 12 meters of perforations in 2 zones between 1,068 and 1,080 meters true vertical depth in the Kusuri formation contributed to the flow test. Another zone from 1,239 to 1,242 meters true vertical depth is due to be tested within the next few days.

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The “Prometheus” jack-up rig, which drilled the Alapli-1, will drill a well for TPAO in another permit area before coming back to the SASB to set the Ayazli tripod and topsides in late April.

Topsides set on Akkaya tripod; Dogu Ayazli topsides awaiting weather window for installation

The topsides for the Akkaya production tripod have been set and secured. The next step is to tie the three Akkaya wells into the production manifold and then tie in the offshore pipeline. Once this process is complete, estimated to take approximately two weeks, the wells will be ready to be put on production.

The topsides for the Dogu Ayazli tripod are on location, waiting for seas to moderate before attempting to lift the structure onto the tripod. Approximately two weeks will be required to tie in the two Dogu Ayazli wells and the offshore pipeline once the topsides are secured.

French exploration dry hole

The St. Loup D’Ordon-1 exploration well was drilled to test a Neocomian channel sand to the northeast of Toreador’s Neocomian Field Complex in the Paris Basin. The well did not encounter commercial hydrocarbons and has been plugged and abandoned.

Update on Romanian operations

The Naeni-6 well is drilling ahead at approximately 1,460 meters depth after intermediate casing was set and is expected to reach total depth later this week. A rig has been moved onto the Lapos-2 exploration well location and will spud as soon as the necessary permits are granted.

PRODUCTION GUIDANCE FOR FULL YEAR 2007 PROVIDED

Toreador management provided production guidance for full year 2007 of approximately 1.5 million BOE. This guidance assumes that production in France and the U.S. remains relatively flat, and that gas production from the South Akcakoca Sub-basin begins in early April and ramps up to full capacity in the third quarter.

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CONFERENCE CALL

A conference call to discuss fourth quarter 2006 results and operational activities will be held today at 10:00 am Central, 11:00 am Eastern.

Active participants who wish to ask questions during the conference call should dial toll free 800-366-7449 (international dial 1-303-262-2175) approximately 10 minutes before the scheduled call time to access the call.

Those who wish only to listen to the live audio webcast may access the webcast via Toreador’s internet home page at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link.

Those unable to participate in the live call may hear a rebroadcast for up to twelve months after the conference call at www.toreador.net by selecting the “Investor Relations” link on the home page and then selecting the “Conference Calls” link or may dial toll-free 800-405-2236 (international dial 1-303-590-3000), passcode 11086144#, to listen to a replay of the call. Phone replays will be available for 14 days after the call.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

*Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation, amortization and exploration expense (EBITDAX) is a non-GAAP measure presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EBITDAX should not be considered in isolation or as a substitute for operating income prepared in accordance with generally accepted accounting principles. Table 1 below reconciles EBITDAX with income from continuing operations as derived from the company’s financial information.

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Table 1: Reconciliation of EBITDAX to Income from continuing operations for the twelve months ended December 31,

Table 2: Reconciliation of EBITDAX to Income from continuing operations for the three months ended December 31,

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net

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Toreador Fiscal Year and Q4 2006 Financial Results, March 13, 2007	Page 8 of 8

TOREADOR RESOURCES CORPORATION

(in thousands, except per share amounts)

SELECTED FINANCIAL RESULTS	Three Months Ended Dec. 31, 2006	2005
Oil and natural gas sales revenues	$ 9,589	$ 8,507
Costs and expenses:		
Lease operating	2,934	1,826
Exploration and acquisition	1,725	903
Depreciation, depletion, and amortization	3,030	2,343
Dry hole expense	2,913	356
Impairment of oil and gas properties	345	110
Loss on sale of assets	2	-
Stock compensation expense	845	178
General and administrative	1,694	1,398
Total costs and expenses	13,488	7,114
Operating income (loss)	(3,899)	1,393
Other income (expense):		
Equity in earnings of unconsolided investments	138	105
Foreign currency gain (loss)	(3,423)	2,231
Interest and other income	970	613
Interest expense	(470)	-
Total other income (loss)	(2,785)	2,949
Provision (benefit) for income taxes	1,020	(974)
Income (loss) from continuing operations	(7,704)	5,316
Income from discontinued operations, net of tax	-	22
Net income (loss)	(7,704)	5,338
Dividends on preferred shares	(40)	(40)
Income (loss) available to common shares	$ (7,744)	$ 5,298
Basic earnings (loss) per share	$ (0.50)	$ 0.35
Diluted earnings (loss) per share	$ (0.50)	$ 0.32
Weighted average shares outstanding:		
Basic	15,643	15,540
Diluted	16,057	16,830
SELECTED OPERATING RESULTS		
Production		
Oil production (MBbl)	135	134
Natural gas production (MMcf)	432	174
Equivalent production (MBOE)	206	163
Prices		
Average oil price per Bbl	$ 56.06	$ 53.04
Average natural gas price per Mcf	4.50	8.73
Average equivalent price per BOE	45.94	52.92